UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2017

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on May 1, 2017, Nuverra Environmental Solutions, Inc. (the “Company”) and its subsidiaries (collectively with the Company, the “Nuverra Parties”) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization. In connection with the Nuverra Parties’ chapter 11 cases, on May 19, 2017, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Committee”) in the chapter 11 cases. On June 22, 2017, the Nuverra Parties entered into a Plan Support Agreement (the “PSA”) with the Committee and holders (the “Supporting Noteholders”) of approximately 86% of the Company’s 12.5%/10.0% Senior Secured Second Lien Notes due 2021 (the “2021 Notes”) as part of a settlement with the Committee to resolve the Committee’s issues, concerns, and objections with respect to certain matters in the Nuverra Parties’ proposed plan of reorganization (the “Plan”).

Pursuant to the PSA, the Committee agreed to, among other things, (i) withdraw its objection to the Plan and support efforts to normalize the Nuverra Parties’ business operations throughout the chapter 11 cases, (ii) support confirmation of the Plan, as amended in connection with the settlement with the Committee (the “Amended Plan”), (iii) not take any action to delay, impede, or interfere with the confirmation of the Amended Plan, and (iv) cooperate with the Nuverra Parties to oppose any objection to the Amended Plan. In addition, the Committee agreed that any payment to the trustee (the “Trustee”) of the Company’s 9.875% Senior Notes due 2018 (the “2018 Notes”) is contingent upon the Trustee (i) withdrawing its objection to the Nuverra Parties’ motion to pay certain prepetition general unsecured claims in the ordinary course of business and (ii) not taking certain actions adverse to the Nuverra Parties’ restructuring efforts.

Pursuant to the PSA, the Nuverra Parties agreed to file the Amended Plan and cooperate, along with the Supporting Noteholders, to reduce the allowed claims in the Affected Classes, other than the 2018 Notes claims. “Affected Classes” means holders of the 2018 Notes claims and certain claims relating to the rejection of executory contracts and unexpired leases. Among other terms and conditions, as part of the settlement with the Committee, the Plan will be amended as follows:

•	Affected Classes will receive an aggregate 1.25% of the reorganized Company’s common stock that remains after giving effect to certain distributions contemplated by the Amended Plan (the “Remaining Reorganized Nuverra Common Stock”), including shares subscribed for in a rights offering of new shares that may be conducted by the Company prior to the effective date of the Amended Plan (the “Rights Offering”) and shares distributed to the Supporting Noteholders in respect of secured debtor in possession and term loan claims and first lien term loan claims. The other 98.75% of Remaining Reorganized Nuverra Common Stock will be distributed to holders of the Nuverra Parties existing 2021 Notes. The Plan previously provided for distribution of 0.25% of the Remaining Reorganized Nuverra Common Stock to holders of claims relating to the 2018 Notes only, and 99.75% of Remaining Reorganized Nuverra Common Stock to holders of 2021 Notes.

•	Affected Classes will receive warrants to purchase 1.00% of the reorganized Company’s common stock at an exercise price equal to an enterprise value of the reorganized Company equal to $507.6 million.

•	The aggregate allowed claims in the Affected Classes will be no more than $45 million.

•	The Rights Offering, pursuant to which the Company will distribute rights to permit the holders thereof to acquire common stock of the Company at “Plan Value” of $350 million, will be reduced from rights to purchase $150 million of newly issued common stock of the Company to $105 million. As a result, holders of claims related to the 2018 Notes will have the number of shares they can purchase from the rights distributed in the rights offering reduced from $75 million to $30 million.

The foregoing description of the PSA is only a summary and does not purport to be a complete description of the terms and conditions under the PSA, and such description is qualified in its entirety by reference to the full text of the PSA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Plan Support Agreement, dated as of June 22, 2017, by and among the Company, its subsidiaries, the Committee, and the Supporting Noteholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: June 28, 2017	By:	/s/ Joseph M. Crabb
		Name:	Joseph M. Crabb
		Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Plan Support Agreement, dated as of June 22, 2017, by and among the Company, its subsidiaries, the Committee, and the Supporting Noteholders